EXHIBIT 99(a)
For Immediate Release
Regent Announces Authorization of $20 Million Common Stock Repurchase Program
- Company Completed Previous $20 Million Repurchase Program
During the Second Quarter of 2005 -
     Cincinnati, OH – July 29, 2005 – Regent Communications, Inc. (Nasdaq: RGCI) announced today that on July 27, 2005, Regent’s Board of Directors voted to increase the amount of common stock that could be purchased under the stock buyback program, which now gives the Company the ability to purchase, in total, up to an additional $20.0 million of its common stock. The Company’s previous repurchase program of $20 million, which was authorized on July 28, 2004, is now complete. During the second quarter of 2005 the Company repurchased 3,347,443 shares for approximately $20.0 million at an average price of $5.97 per share including commissions.
     Regent’s Executive Vice President and Chief Financial Officer, Tony Vasconcellos, commented, “We believe that our stock represents an attractive investment and an appropriate use of our free cash flow at this time. With a healthy balance sheet, low debt and the ability to generate significant free cash flow for years to come, we remain focused on maximizing shareholder returns over the long-term.”
     Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Regent owns and operates 74 stations located in 15 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Contacts:
Investors and Analysts
Tony Vasconcellos	John Buckley/Jonathan Lesko
Executive Vice President and CFO	Brainerd Communicators, Inc
Regent Communications, Inc.	212-986-6667
859-292-0030
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